Supplement Dated January 13, 2023
To The Prospectuses Dated May 13, 2022 For

JACKSON MARKET LINK PRO® and JACKSON MARKET LINK PRO® ADVISORY
SINGLE PREMIUM DEFERRED INDEX-LINKED ANNUITIES

Issued by
Jackson National Life Insurance Company®

This supplement updates the above-referenced prospectuses. Please read and keep it together with your prospectus for future reference. To obtain an additional copy of a prospectus, please contact us at our Customer Care Center, P.O. Box 24068, Lansing, Michigan, 48909-4068; 1-800-644-4565; www.jackson.com.

➢    Effective January 1, 2023, pursuant to the newly passed SECURE 2.0 Act of 2022, the age at which you must begin taking your Required Minimum Distributions (“RMDs”) from your tax-qualified contract has increased from 72 to 73. This change in triggering age for taking RMDs applies to you if you will attain age 72 after December 31, 2022. If you have reached age 72 prior to January 1, 2023, you are still required to use age 72 as the triggering age for RMDs.

You may wish to consult with your financial professional or personal tax advisor if you are impacted by this change.

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(To be used with JMR24800 05/22 and JMR24801 05/22)

RPS00005 01/23